CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer                             219-836-2960
Daryl D. Pomranke, President and Chief Operating Officer                          219-513-5150
Jerry A. Weberling, Executive Vice President and CFO                               219-513-5103

CFS Bancorp, Inc. Announces Net Income for the First Quarter of 2011

MUNSTER, IN – April 28, 2011 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $472,000, or $.04 per diluted share, for the first quarter of 2011, compared to net income of $698,000, or $.07 per diluted share, for the first quarter of 2010.

Financial results for the quarter include:

◆	Total deposits grew $34.6 million, or 3.7%, since December 31, 2010, of which core deposits grew $37.2 million, or 6.9%;
◆
Net interest margin increased to 3.55% in the first quarter of 2011 from 3.49% in the fourth quarter of 2010 primarily due to strong core deposit growth and an eleven basis point decrease in the Company’s cost of interest-bearing liabilities;

◆	Non-performing assets increased to $83.2 million from $76.8 million at December 31, 2010; and
◆	The Bank’s risk-based capital ratio was 13.22% compared to 13.32% at December 31, 2010 and 12.63% at March 31, 2010.

Chairman’s Comments

“We started 2011 with our sixth consecutive quarter of positive earnings,” said Thomas F. Prisby, Chairman and CEO.  “Our net interest margin grew during the first quarter from the fourth quarter of 2010 as we utilized a portion of our liquidity to invest in securities as softer loan demand continues in our local communities.  Our business and retail banking teams continue to generate strong deposit growth with all of the growth being in low-cost core deposits which improves our net interest margin.”

“In April 2011, we sold a $2.8 million other real estate owned property for a pre-tax gain of $2.1 million.  We believe this to be the first of several positive non-performing asset reductions that we expect to occur,” continued Prisby.

Progress on Strategic Growth and Diversification Plan

The Company continues to focus its efforts on reducing the level of non-performing loans, seeking to either restructure specific non-performing credits or foreclose, obtain title, and transfer the loan to other real estate owned where we can take control of and liquidate the underlying collateral.  The

CFS Bancorp, Inc. – Page 2 of 12

Company’s ratio of non-performing loans to total loans was 8.24% compared to 7.44% at December 31, 2010 primarily due to three loan relationships totaling $5.1 million in the aggregate transferring to non-accrual status, coupled with a decrease of $8.4 million of total loans outstanding during the first quarter of 2011.

Subsequent to March 31, 2011, the Bank consummated an other real estate owned sale transaction that resulted in a decrease of $2.8 million in other real estate owned and recognized a pre-tax gain on the sale of approximately $2.1 million, which represents a recovery of a previously recorded charge-off.  The gain will be recognized in the financial results of the second quarter of 2011.  In addition, we have sold one and currently have contracts on three separate other real estate owned properties which will reduce non-performing assets by an additional $450,000 during the second quarter of 2011.

The Company also remains strongly focused on its cost structure even though non-interest expense for the first quarter of 2011 increased to $10.0 million from $9.3 million for the fourth quarter of 2010 and $9.5 million for the first quarter of 2010.  The increase was primarily related to write-downs and other expenses totaling $502,000 related to the transfer of three land parcels held for future expansion to other real estate owned.  These parcels were transferred pursuant to regulatory rules that require undeveloped property held for future expansion be transferred to other real estate owned three years from the property’s purchase date.  Medical expense also increased $242,000 during the first quarter of 2011 from the fourth quarter of 2010 due to higher medical claims during the quarter.

The Company continues to increase targeted growth segments in its loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, which comprised 51.1% of the commercial loan portfolio at March 31, 2011, up from 50.7%, 45.8%, and 39.1% at December 31, 2010, 2009, and 2008, respectively.  The Company’s focus on deepening relationships has emphasized core deposit and relationship-oriented time deposit growth which resulted in a $34.6 million increase, or 3.7%, in deposits since December 31, 2010.

Pre-tax, Pre-Provision Earnings from Core Operations 1

The Company’s pre-tax, pre-provision earnings from core operations totaled $1.5 million for the first quarter of 2011 compared to $2.2 million for the fourth quarter of 2010 and $2.9 million for the first quarter of 2010.  The pre-tax, pre-provision earnings from core operations was impacted during the first quarter of 2011 by lower net interest income and service charges and other fees coupled with an increase in compensation and employee benefits primarily due to the increase in medical expenses.

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations is provided on the last page of the attached tables.

CFS Bancorp, Inc. – Page 3 of 12

Net Interest Income and Net Interest Margin

	Three Months Ended
	3/31/11	12/31/10	3/31/10
	(Dollars in thousands)
Net interest margin	3.55%	3.49%	3.90%
Interest rate spread	3.45	3.38	3.76
Net interest income	$8,857	$8,943	$9,443
Average assets:
Yield on interest-earning assets	4.41%	4.45%	4.96%
Yield on loans receivable	4.91	5.01	5.16
Yield on investment securities	3.42	3.64	4.54
Average interest-earning assets	$1,012,431	$1,015,374	$982,630
Average liabilities:
Cost of interest-bearing liabilities	.96%	1.07%	1.20%
Cost of interest-bearing deposits	.88	.95	1.08
Cost of borrowed funds	2.63	2.63	2.14
Average interest-bearing liabilities	$909,640	$910,765	$868,088

The net interest margin increased six basis points to 3.55% for the first quarter of 2011 from 3.49% for the fourth quarter of 2010 and decreased 35 basis points from 3.90% for the first quarter of 2010.  Net interest income was stable at $8.9 million for the first quarter of 2011 compared to the fourth quarter of 2010 and decreased compared to $9.4 million for the first quarter of 2010.  The net interest margin continued to be negatively impacted by the Bank’s higher levels of liquidity due to strong deposit growth and modest loan demand, which results in a smaller loan portfolio.  The yield on investment securities declined due to reinvesting maturing investment securities in lower yielding investments as market interest rates remained low.  In addition, the higher level of the Bank’s non-performing assets continues to negatively affect the yield on loans receivable.  The Bank’s net interest margin was positively affected by an eleven basis point decrease in the cost of interest-bearing liabilities from the fourth quarter of 2010 and a 24 basis point decrease compared to the first quarter of 2010.

Interest income decreased 3.4% to $11.0 million for the first quarter of 2011 compared to $11.4 million for the fourth quarter of 2010 and 8.3% from $12.0 million for the first quarter of 2010.  The decreases are primarily due to the size of the Bank’s average loan portfolio, which was 4.4% smaller in the first quarter of 2011 compared to the first quarter of 2010, coupled with increases in the level of non-performing assets during the first quarter of 2011.  In addition, the Bank is currently holding higher levels of short-term liquid investments due to the lack of higher yielding suitable investment alternatives in the current interest rate environment.

Interest expense decreased 12.1% to $2.2 million for the first quarter of 2011 compared to $2.5 million for the fourth quarter of 2010 and 16.2% from $2.6 million for the first quarter of 2010.  The Company’s continued disciplined pricing on new deposits, repricing of renewals of existing certificates of deposit at lower interest rates, and a 68.0% reduction in the average balances of Federal Home Loan Bank (FHLB) advances contributed to the decrease in interest expense during the first quarter of 2011 compared to the first quarter of 2010.

CFS Bancorp, Inc. – Page 4 of 12

Non-Interest Income and Non-Interest Expense

Non-interest income increased $144,000, or 6.2%, to $2.5 million for the first quarter of 2011 from the fourth quarter of 2010 due to $286,000 of higher net gains on the sale of investment securities coupled with a decrease of $163,000 in the net loss on the sale of other assets.  These increases in income were partially offset by a decrease in service charges and other fee income as a result of regulatory changes in 2010 that affect deposit account overdraft activity resulting in clients conscientiously reducing their usage of overdraft services.  In addition, net gains on the sale of loans receivable decreased due to lower origination volumes.

Non-interest income of $2.5 million for the first quarter of 2011 was relatively stable compared to the first quarter of 2010 with service charges and other fee income decreasing $144,000, which was partially offset by a slight increase in gains on the sale of investment securities during the first quarter of 2011.

Non-interest expense for the first quarter of 2011 increased 7.5% to $10.0 million compared to $9.3 million for the fourth quarter of 2010, primarily due to an increase of $462,000 in compensation and employee benefits expense due to increased medical expenses and payroll taxes.  Other real estate owned expense also increased $465,000 primarily due to three land parcels held for future branch expansion being written down and transferred to other real estate owned at their fair market values less costs to sell.  The undeveloped parcels were transferred in accordance with regulatory rules.  Two of the three properties required write-downs based on current appraisals.  In addition, the Company wrote-off $106,000 of construction-in-progress costs as one of the parcels will not be utilized for a future branch site.

Non-interest expense for the first quarter of 2011 increased 5.3% to $10.0 million compared to $9.5 million for the first quarter of 2010 primarily due to an increase of $386,000 in compensation and incentive expense related to an increase in the number of full-time equivalent employees and the end of the salary freeze during the third quarter of 2010, a $172,000 increase in medical expense, and an increase in other non-interest expense totaling $148,000 primarily due to the above mentioned write-off of construction-in-progress.  These increases were partially offset by a decrease in professional fees totaling $205,000, or 34.6%, primarily due to the absence of legal fees paid in connection with the annual meeting proxy contest during the first quarter of 2011.

Income Tax Expense

During the current quarter, the Company’s income tax benefit totaled $34,000, equal to an effective tax benefit rate of 7.8% due to the impact of income from bank owned life insurance and the impact of tax credits.  The income tax expense and tax rate were $232,000 and 20.2% for the fourth quarter of 2010.

CFS Bancorp, Inc. – Page 5 of 12

Asset Quality

	3/31/11	12/31/10	3/31/10
	(Dollars in thousands)
Non-performing loans (NPLs)	$59,661	$54,492	$57,816
Other real estate owned	23,567	22,324	10,616
Non-performing assets (NPAs)	$83,228	$76,816	$68,432
NPLs / total loans	8.24%	7.44%	7.57%
NPAs / total assets	7.27	6.85	6.27
Allowance for loan losses (ALL)	$17,095	$17,179	$20,402
ALL / total loans	2.36%	2.34%	2.67%
ALL / NPLs	28.65	31.53	35.29
Provision for loan losses for the quarter ended	$903	$825	$1,710
Net charge-offs for the quarter ended	987	1,131	769

Total non-performing loans increased 9.5% to $59.7 million at March 31, 2011, compared to $54.5 million at December 31, 2010.  The ratio of non-performing loans to total loans increased to 8.24% during the quarter compared to December 31, 2010.  The increase in non-performing loans was primarily due to three loan relationships totaling $4.9 million in the aggregate being transferred to non-accrual status during the first quarter of 2011.  Other real estate owned increased $1.2 million primarily due to the transfer of future office branch parcels at fair value.

In addition, at March 31, 2011, the Bank had 20 loans totaling $7.2 million that were modified and meet the definition of a troubled debt restructuring.  These loans were performing in accordance with their modified terms and accruing interest.  The modifications included short-term extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations.

Net charge-offs during the current quarter totaled $987,000 and included $703,000 related to one commercial construction and land development participation loan and $204,000 related to two separate multifamily loans.  The increase in the provision for loan losses in the current quarter compared to the fourth quarter of 2010 was the result of these charge-offs.

The ratio of allowance for loan losses to total loans was relatively stable at 2.36% at March 31, 2011 compared to 2.34% at December 31, 2010.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by cumulative partial charge-offs of $6.9 million recorded through March 31, 2011 on $10.9 million of collateral dependent non-performing loans and specific impairment reserves totaling $8.3 million on other non-collateral dependent non-performing loans at March 31, 2011.

CFS Bancorp, Inc. – Page 6 of 12

Balance Sheet and Capital

	3/31/11	12/31/10	3/31/10
	(Dollars in thousands)
Assets:
Total assets	$1,144,041	$1,121,676	$1,092,127
Loans receivable, net of unearned fees	724,223	732,584	763,767
Investment securities	255,776	214,302	189,005

Liabilities and Equity:
Total liabilities	1,030,277	1,008,748	980,934
Deposits	980,517	945,884	887,137
Borrowed funds	40,658	53,550	83,440
Shareholders’ equity	113,764	112,928	111,193

Loans Receivable

	3/31/11		12/31/10		3/31/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$68,596	9.5%	$75,177	10.3%	$75,453	9.9%
Commercial real estate – owner occupied	102,059	14.1	99,437	13.6	99,996	13.1
Commercial real estate – non-owner occupied	191,336	26.4	191,856	26.2	195,149	25.5
Commercial real estate – multifamily	74,639	10.3	72,154	9.8	65,677	8.6
Commercial construction and land development	21,133	2.9	24,316	3.3	28,788	3.8
Commercial participations	22,416	3.1	23,594	3.2	52,072	6.8
Total commercial loans	480,179	66.3	486,534	66.4	517,135	67.7

Retail loans:
One-to-four family residential	182,845	25.2	184,545	25.2	185,253	24.3
Home equity lines of credit	55,685	7.7	56,212	7.7	56,029	7.3
Retail construction and land development	3,323	.5	3,171	.4	4,034	.5
Other	2,191	.3	2,122	.3	1,316	.2
Total retail loans	244,044	33.7	246,050	33.6	246,632	32.3

Total loans receivable, net of unearned fees	$724,223	100.0%	$732,584	100.0%	$763,767	100.0%

Total loan fundings during the period ended March 31, 2011 were $6.9 million, which were offset by loan payoffs and repayments of $12.5 million, transfers to other real estate owned totaling $560,000, and gross charge-offs of $1.0 million.  The Company’s business banking pipeline is improving and management is anticipating loan growth as well as additional line usage on the Company’s business banking revolving facilities (lines of credit) in the second quarter of 2011.

Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company has increased its targeted growth segments of the loan portfolio, including commercial and industrial,

CFS Bancorp, Inc. – Page 7 of 12

commercial real estate – owner occupied, and multifamily, to comprise 51.1% of the commercial loan portfolio at March 31, 2011.

Participations purchased decreased 5.0% compared to December 31, 2010 and 57.0% compared to March 31, 2010.  The decrease in the first quarter of 2011 was primarily due to a $703,000 charge-off on a collateral-dependent construction and land development participation purchased.

During the first quarter of 2011, the Bank sold $1.2 million of conforming one-to-four family mortgage loans and recorded a gain on sale of $32,000.

Deposits

	3/31/11		12/31/10		3/31/10
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Checking accounts:
Non-interest bearing	$101,126	10.3%	$90,315	9.5%	$98,104	11.1%
Interest-bearing	158,473	16.2	149,948	15.9	130,670	14.7
Money market accounts	189,034	19.3	177,566	18.8	158,791	17.9
Savings accounts	127,902	13.0	121,504	12.8	118,121	13.3
Core deposits	576,535	58.8	539,333	57.0	505,686	57.0

Certificates of deposit accounts	403,982	41.2	406,551	43.0	381,451	43.0

Total deposits	$980,517	100.0%	$945,884	100.0%	$887,137	100.0%

The Bank continues to have success growing deposits through many channels including enhancing its brand recognition within its communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding its experienced sales team accountable for growing deposits and relationships.  During the first quarter 2011, the Company increased its core deposits by $37.2 million which included an increase of $10.8 million in non-interest bearing checking deposits.  Increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.

While the Company maintains strong relationships with its municipal clients, and municipal deposits continue to comprise an important funding source, the current recession’s impact on municipalities and other government-related entities has resulted in municipal deposit levels that fluctuate depending on the needs of the municipalities.

Borrowed Funds

	3/31/11	12/31/10	3/31/10
	(Dollars in thousands)
Short-term variable-rate borrowed funds and repurchase agreements	$15,510	$13,352	$14,978
FHLB advances	25,148	40,198	68,462
Total borrowed funds	$40,658	$53,550	$83,440

CFS Bancorp, Inc. – Page 8 of 12

    Borrowed funds decreased during the first quarter of 2011 as the Bank continues to strengthen its balance sheet funding position and enhance its liquidity position through a stronger focus on deposit gathering and repaying maturing FHLB advances.

Shareholders’ Equity

Shareholders’ equity at March 31, 2011 was $113.8 million compared to $112.9 million at December 31, 2010.  The increase was primarily due to net income of $472,000 for the first quarter of 2011 coupled with a $471,000 decrease in the accumulated other comprehensive losses.

At March 31, 2011, the Company’s tangible common equity was $113.8 million, or 9.94% of tangible assets compared to $112.9 million, or 10.07% of tangible assets at December 31, 2010.  At March 31, 2011, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well capitalized” regulatory capital requirements.

Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 22 full-service banking centers throughout adjoining markets in Chicago’s Southwest suburbs and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, current regulatory capital and equity ratios, diversification of the loan portfolio, deepening client relationships, levels of core deposits, non-performing asset levels, credit-related costs, revenue growth and levels of earning assets, general economic and competitive conditions nationally and within its core market area, cost savings initiatives, levels of provision for the allowance for loan losses and charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and other filings the Company makes with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.
#   #   #
SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 9 of 12

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Interest income:
Loans receivable	$8,811	$9,197	$9,678
Investment securities	2,045	2,053	2,213
Other interest-earning assets	157	146	124
Total interest income	11,013	11,396	12,015

Interest expense:
Deposits	1,894	2,032	2,053
Borrowed funds	262	421	519
Total interest expense	2,156	2,453	2,572
Net interest income	8,857	8,943	9,443
Provision for loan losses	903	825	1,710
Net interest income after provision for loan losses	7,954	8,118	7,733

Non-interest income:
Service charges and other fees	1,076	1,284	1,220
Card-based fees	475	469	437
Commission income	45	28	54
Net gain (loss) on sale of:
Investment securities	519	233	456
Loans receivable	32	160	–
Other assets	(5)	(168)	1
Income from bank-owned life insurance	206	191	223
Other income	103	110	150
Total non-interest income	2,451	2,307	2,541

Non-interest expense:
Compensation and employee benefits	5,239	4,777	4,668
Net occupancy expense	765	735	755
FDIC insurance premiums and OTS assessments	653	660	600
Professional fees	388	433	593
Furniture and equipment expense	463	426	533
Data processing	442	438	430
Marketing	187	262	114
Other real estate owned related expense, net	592	127	631
Loan collection expense	120	160	169
Severance and early retirement costs	–	17	4
Other general and administrative expenses	1,118	1,240	970
Total non-interest expense	9,967	9,275	9,467

Income before income taxes	438	1,150	807
Income tax (benefit) expense	(34)	232	109

Net income	$472	$918	$698

Basic earnings per share	$.04	$.09	$.07
Diluted earnings per share	$.04	$.09	$.07

Weighted-average common and common share
equivalents outstanding:
Basic	10,650,743	10,662,792	10,581,770
Diluted	10,706,677	10,719,886	10,673,776

CFS Bancorp, Inc. – Page 10 of 12

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
ASSETS
Cash and amounts due from depository institutions	$19,211	$24,624	$26,170
Interest-bearing deposits	38,757	37,130	12,851
Cash and cash equivalents	57,968	61,754	39,021

Investment securities available-for-sale, at fair value	239,012	197,101	184,005
Investment securities held-to-maturity, at cost	16,764	17,201	5,000
Federal Home Loan Bank stock, at cost	10,282	20,282	23,944

Loans receivable, net of unearned fees	724,223	732,584	763,767
Allowance for loan losses	(17,095)	(17,179)	(20,402)
Net loans	707,128	715,405	743,365

Bank-owned life insurance	35,669	35,463	34,797
Accrued interest receivable	3,265	3,162	3,478
Other real estate owned	23,567	22,324	10,616
Office properties and equipment	18,514	20,464	20,128
Net deferred tax assets	17,146	17,883	17,817
Other assets	14,726	10,637	9,956
Total assets	$1,144,041	$1,121,676	$1,092,127

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$980,517	$945,884	$887,137
Borrowed funds	40,658	53,550	83,440
Advance payments by borrowers for taxes and insurance	4,785	4,618	4,815
Other liabilities	4,317	4,696	5,542
Total liabilities	1,030,277	1,008,748	980,934

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,869,236, 10,850,040, and 10,819,635
shares outstanding	234	234	234
Additional paid-in capital	186,929	187,164	188,740
Retained earnings	83,957	83,592	81,156
Treasury stock, at cost; 12,554,070, 12,573,266, and 12,603,671 shares	(154,877)	(155,112)	(156,852)
Accumulated other comprehensive loss, net of tax	(2,479)	(2,950)	(2,085)
Total shareholders' equity	113,764	112,928	111,193

Total liabilities and shareholders' equity	$1,144,041	$1,121,676	$1,092,127

CFS Bancorp, Inc. – Page 11 of 12

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2011	December 31, 2010	March 31, 2010

Book value per share	$10.47	$10.41	$10.28
Tangible book value per share	10.47	10.41	10.28
Shareholders' equity to total assets	9.94%	10.07%	10.18%
Tangible capital ratio (Bank only)	8.94	9.07	8.92
Core capital ratio (Bank only)	8.94	9.07	8.92
Risk-based capital ratio (Bank only)	13.22	13.32	12.63
Common shares outstanding	10,869,236	10,850,040	10,819,635
Employees (FTE)	320	322	310
Number of full service banking centers	22	22	22

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Average Balance Data:
Total assets	$1,130,077	$1,135,865	$1,083,314
Loans receivable, net of unearned fees	727,422	728,849	760,822
Investment securities	239,070	220,489	194,812
Interest-earning assets	1,012,431	1,015,374	982,630
Deposits	965,380	946,431	864,850
Interest-bearing deposits	869,784	848,079	771,230
Non-interest bearing deposits	95,596	98,352	93,620
Interest-bearing liabilities	909,640	910,765	868,088
Shareholders' equity	113,390	114,203	111,181
Performance Ratios (annualized):
Return on average assets	.17%	.32%	.26%
Return on average equity	1.69	3.19	2.55
Average yield on interest-earning assets	4.41	4.45	4.96
Average cost of interest-bearing liabilities	0.96	1.07	1.20
Interest rate spread	3.45	3.38	3.76
Net interest margin	3.55	3.49	3.90
Non-interest expense to average assets	3.58	3.24	3.55
Efficiency ratio (1)	92.34	82.92	82.13

Cash dividends declared per share	.01	.01	.01
Market price per share of common stock
for the period ended:
Close	$5.58	$5.23	$4.43
High	5.80	5.48	4.99
Low	5.25	4.60	3.02

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities and other assets.

CFS Bancorp, Inc. – Page 12 of 12

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings from Core Operations
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

Income before income taxes	$438	$1,150	$807
Provision for loan losses	903	825	1,710
Pre-tax, pre-provision earnings	1,341	1,975	2,517

Add back (subtract):
Net (gain) loss on sale of:
Investment securities	(519)	(233)	(456)
Other assets	5	168	(1)
Other real estate owned related expense, net	592	127	631
Loan collection expense	120	160	169
Severance and early retirement expense	–	17	4

Pre-tax, pre-provision earnings from core operations	$1,539	$2,214	$2,864

Pre-tax, pre-provision earnings from core operations
to average assets	.55%	.77%	1.07%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry.  Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings from core operations and pre-tax, pre-provision earnings from core operations to average assets.  In these non-GAAP financial measures, the provision for loan losses, other real estate owned related expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and FDIC special insurance premium assessment are excluded from the determination of core operating results.  Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period and allows us and others to assess the Company's ability to generate earnings to cover credit costs.  Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these operating measures should not be considered as an alternative to GAAP.